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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      Accent Software International, LTD.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      ACCENT SOFTWARE INTERNATIONAL LTD.
                             C/O Yigal Arnon & Co.
                               22 Rivlin Street
                            Jerusalem 91000, Israel

                         Accent Software International
                         2864 S. Circle Dr., Suite 500
                          Colorado Springs, CO 80906
                              Phone: 719-955-3400
                               Fax: 719-955-0282

                  -------------------------------------------

                         NOTICE OF ANNUAL GENERAL AND
                     EXTRAORDINARY MEETING OF SHAREHOLDERS
                           To Be Held June 25, 1999

                  -------------------------------------------

                                 May 13, 1999

To Our Shareholders:

     You are cordially invited to attend the Annual General and Extraordinary Meeting of Shareholders to be held June 25, 1999, beginning at 10:00 A.M., at the Sheraton Colorado Springs Hotel, 2886 S. Circle Drive, Colorado Springs, Colorado, U.S.A. The principal items of business will be:

     1.  To elect the Board of Directors;

     2. To increase authorized share capital by New Israel Shekels (NIS) 650,000, divided into 65,000,000 Ordinary Shares with nominal value NIS
         0.01 each, following which the total number of authorized Ordinary Shares shall be 130,000,000 by approving a corresponding amendment to the Company's Memorandum of Association and Articles of Association;

     3. (i) To approve a reverse stock split of the Company's outstanding shares on such ratio (a one-for-seven basis, a one-for-ten basis or a one-for-fifteen basis) as the Board of Directors shall determine; (ii) to approve a corresponding increase in the nominal value of the Company's Ordinary Shares from NIS 0.01 (to NIS 0.07, NIS 0.10 or NIS 0.15, depending on the ratio of the reverse stock split determined by the Board of Directors); and (iii) to approve amendments to the Memorandum of Association and Articles of Association to reflect these matters; such reverse stock split to take place at the sole discretion of the Board Directors at any time prior to January 1, 2000;

     4. To increase the number of options to purchase Ordinary Shares which may be granted under the Employee Share Option Plan (1995) by 625,000, from 1,875,000 to 2,500,000;

     5. To approve the adoption of the CEO Share Option Plan (1999) and the grant of certain options pursuant thereto;

     6. To approve an amendment to the Company's Articles of Association that will (i) authorize the holders of Series C Preferred Shares to elect, voting as a separate class, one (1) individual to the Board of Directors while allowing holders of Ordinary Shares to elect remaining directors voting as a separate class from Series C Preferred; (ii) require any vacancies on the Board of Directors to be filled only by the holders of the capital stock of the class originally electing the directors whose seat is vacant, and (iii) reflect that the right of the holders of the Series C Preferred to elect one director shall continue for as long as the holders hold all or part of the Series C Preferred or at least 25% of the Ordinary Shares issued upon conversion of the Series C Preferred;

     7. To approve a change in the name of the Company to "LanguageWare.net Ltd." or such other similar name as shall be determined by the Board of Directors and approved by the Israeli Registrar of Companies;

     8. To appoint Luboshitz, Kasierer & Co., a member firm of Arthur Andersen, as independent auditors, and to authorize the Board of Directors to determine their level of compensation; and

     9. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Israel Companies Ordinance confers upon the shareholders of an Israeli company limited rights to receive and deliberate with respect to the Company's financial statements for the year ended and as of December 31, 1998. Concurrently herewith, the Company is mailing to its shareholders its Annual Report to Shareholders which includes the audited financial statements referred to above.

     Only holders of record of the Series C Preferred Shares and Ordinary Shares, whether directly or as part of the Company's outstanding Units, at the close of business on May 3, 1999, will be entitled to notice of and to vote at the Meeting. Please sign, date and mail the enclosed proxy so that your shares may be represented at the Meeting if you are unable to attend and vote in person.


                                 By Order of the Board of Directors.



                                 Todd Oseth
                                 Chairman

                       ACCENT SOFTWARE INTERNATIONAL LTD.
                             C/O Yigal Arnon & Co.
                                22 Rivlin Street
                            Jerusalem 91000, Israel

                         Accent Software International
                         2864 S. Circle Dr., Suite 500
                           Colorado Springs, CO 80906
                              Phone: 719-955-3400
                               Fax: 719-955-0282

                            -----------------------

                                PROXY STATEMENT

                            -----------------------

            Annual General and Extraordinary Meeting of Shareholders

                            -----------------------

                                  May 13, 1999

     This Proxy Statement is being furnished to shareholders of Accent Software International Ltd., a company organized under the laws of the State of Israel (the "Company"). The Board of Directors of the Company is soliciting your proxy on the proxy card included with this proxy statement to be voted at the Annual General and Extraordinary Meeting of Shareholders (the "Meeting") to be held on June 25, 1999, beginning at 10:00 A.M., and at any adjournments thereof.

     At the Meeting, Shareholders will be asked:

  1. To elect five (5) individuals to the Board of Directors;

  2. To increase authorized share capital by New Israel Shekels (NIS) 650,000, divided into 65,000,000 Ordinary Shares with nominal value NIS 0.01 each, following which the total number of Ordinary Shares, nominal value NIS 0.01 per share (the "Ordinary Shares") shall be 130,000,000, and to approve a corresponding amendment to the Company's Memorandum of Association and Articles of Association;

  3. (i) To approve a reverse stock split of the Company's outstanding shares on such ratio (a one-for-seven basis, a one-for-ten basis or a one-for-fifteen basis) as the Board of Directors shall determine; (ii) to approve a corresponding increase in the nominal value of the Company's Ordinary Shares from NIS 0.01 (to NIS 0.07, NIS 0.10 or NIS 0.15, depending on the ratio of the reverse stock split determined by the Board of Directors); and
     (iii) to approve amendments to the Memorandum of Association and Articles of Association to reflect these matters; such reverse stock split to take place at the sole discretion of the Board Directors at any time prior to January 1, 2000;

4. To increase the number of options to purchase Ordinary Shares which may be granted under the Employee Share Option Plan (1995) by 625,000, from 1,875,000 to 2,500,000;

5. To approve the adoption of the CEO Share Option Plan (1999), and the grant of certain options pursuant thereto;

6.  To approve an amendment to the Company's Articles of Association that will
    (i) authorize the holders of Series C Preferred Shares to elect, voting as a separate class, one (1) individual to the Board of Directors while allowing holders of Ordinary Shares to elect remaining directors voting as a separate class from Series C Preferred; (ii) require any vacancies on the Board of Directors to be filled only by the holders of the capital stock of the class originally electing the directors whose seat is vacant, and (iii) reflect that the right of the holders of the Series C Preferred to elect one director shall continue for as long as the holders hold all or part of the Series C Preferred or at least 25% of the Ordinary Shares issued upon conversion of the Series C Preferred;

  7. To approve a change in the name of the Company to "LanguageWare.net Ltd." or such other similar name as shall be determined by the Board of Directors and approved by the Israeli Registrar of Companies;

  8. To appoint Luboshitz, Kasierer & Co., a member firm of Arthur Andersen, as independent auditors to audit the Financial Statements of the Company and its subsidiaries for the year ended December 31, 1999, and to authorize the Board of Directors to determine their level of compensation; and

  9. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Israel Companies Ordinance confers upon the shareholders of an Israeli company limited rights to receive and deliberate with respect to the Company's financial statements for the year ended and as of December 31, 1998. Concurrently herewith, the Company is mailing to its shareholders its Annual Report to Shareholders which includes the audited financial statements referred to above.

     The Board of Directors has fixed the close of business on May 3, 1999, as the record date (the "Record Date") for the determination of the holders of the Series C Preferred Shares and Ordinary Shares, whether directly or as part of the Company's outstanding Units, entitled to notice of and to vote at the Meeting. Each Shareholder of Series C Preferred Shares will be entitled to 2222.22 votes for each Series C Preferred Share held on all matters to come before the Meeting except for the election of the Company's Board of Directors (see "PROPOSAL 6: AMENDMENT TO THE ARTICLES OF ASSOCIATION TO ENTITLE THE HOLDERS OF THE COMPANY'S SERIES C PREFERRED SHARES TO ELECT ONE MEMBER TO THE BOARD OF DIRECTORS Each Shareholder of Ordinary Shares will be entitled to one vote for each Ordinary Share held on all matters to come before the Meeting. Holders of both the Series C Preferred Shares and Ordinary Shares may vote in person or by proxy authorized in writing. At the close of business on May 3, 1999, there were 29,291,504 Ordinary Shares outstanding and entitled to vote and 4,000 Series C Preferred Shares outstanding and entitled to vote on the basis that all Series C Preferred Shares had been converted into an aggregate of 8,888,889 Ordinary Shares.

     This Proxy Statement and the accompanying form of proxy are first being sent to holders of the Ordinary Shares on or about May 13, 1999.

                                 THE MEETING

Date, Time and Place

     The Meeting will be held June 25, 1999, beginning at 10:00 A.M., at the Sheraton Colorado Springs Hotel, 2886 S. Circle Drive, Colorado Springs, Colorado, U.S.A.

Matters To Be Considered

     At the Meeting, Shareholders will be asked to consider and vote upon:

             (i)  the election of the Board of Directors (See "PROPOSAL 1:
                  ELECTION OF DIRECTORS");

        (ii) the increase in the authorized share capital and in the number of Ordinary Shares which are authorized and available for issuance (See "PROPOSAL 2: CAPITALIZATION AMENDMENT");

        (iii) a reverse stock split of the Company's outstanding shares, together with an increase in the nominal value of the Ordinary Shares, and amendments to the Memorandum of Association and Articles of Association of the Company to reflect these matters (See "PROPOSAL 3: AMENDMENT TO THE ARTICLES OF ASSOCIATION TO EFFECT A REVERSE STOCK SPLIT".
        (iv) the increase in the number of shares which may be granted under the Employee Share Option Plan (1995). (See "PROPOSAL 4: APPROVAL OF AN INCREASE IN THE TOTAL NUMBER OF OPTIONS TO PURCHASE ORDINARY SHARES WHICH MAY BE GRANTED UNDER THE COMPANY'S EMPLOYEE SHARE OPTION PLAN (1995)");
        (v) the adoption of the CEO Share Option Plan (1999) and grant of certain options pursuant thereto; (See "PROPOSAL 5: ADOPTION OF THE COMPANY'S CEO SHARE OPTION PLAN (1999) AND GRANT OF CERTAIN OPTIONS");
        (vi) to approve an amendment to the Company's Articles of Association to authorize the holders of Series C Preferred Shares, voting as a separate class, to elect one (1) member to the Board of Directors with such right continuing for as long as holders hold all or part of the Series C Preferred or at least 25% of the Ordinary Shares issued upon conversion of the Series C Preferred; to reflect the right of holders of Ordinary Shares to elect remaining directors voting as a separate class from Series C Preferred; and require any vacancies on the Board of Directors to be filled only by the holders of the capital stock of the class originally electing the directors whose seat is vacant (See "PROPOSAL 6: AMENDMENT TO THE ARTICLES OF ASSOCIATION TO ENTITLE HOLDERS OF THE COMPANY'S SERIES C PREFERRED SHARES TO ELECT ONE MEMBER TO THE BOARD OF DIRECTORS"); and
        (vii) to approve a change in the name of the Company to to "LanguageWare.net Ltd." or such other similar name as shall be determined by the Board of Directors and approved by the Israeli Registrar of Companies (See "PROPOSAL 7: CHANGE IN NAME OF COMPANY");
        (viii) the appointment of independent auditors (See "PROPOSAL 8:
               APPOINTMENT OF INDEPENDENT AUDITORS").

     The Board of Directors knows of no matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting and this Proxy Statement. If any other matters properly come before the Meeting or at any adjournment thereof, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Quorum; Shares Outstanding and Entitled to Vote

     Shareholders as of the Record Date are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 29,291,504 Ordinary Shares outstanding and entitled to vote, with each Ordinary Share entitled to one vote. As of the Record Date, there were 4,000 Series C Preferred Shares outstanding and entitled to vote with each Series C Preferred Share entitled to 2222.22 votes as Ordinary Shares . At the Meeting, except with respect to the election of the Company's Board of Directors, the holders of the Series C Preferred Shares have the right to vote with the holders of the Ordinary Shares as a single class on all matters with a number of votes equal to the number of Ordinary Shares into which the Series C Preferred Shares are convertible. Except with respect to the election of the Company's Board of Directors, the holders of the Series C Preferred Shares have an aggregate of 8,888,889 votes on all matters submitted to the holders of the Company's Ordinary Shares. Pursuant to the Company's Articles of Association, the presence, in person or by proxy, of two persons entitled to vote upon the business to be transacted in the Annual General and Extraordinary Meeting, each being a shareholder, a proxy for a shareholder or a representative of a corporate shareholder, holding together more than 33-1/3% of the outstanding Ordinary Shares and Series C Preferred Shares as if converted to Ordinary Shares, is necessary to constitute a quorum at the Annual General and Extraordinary Meeting with respect to all matters apart from items (ii), (iii), (vi) and (vii) on page 4. With respect to items
(ii), (iii), (vi) and (vii), the presence, in person or by proxy, of two persons entitled to vote upon the business to be transacted in the Annual General and Extraordinary Meeting, each being a shareholder, a proxy for a shareholder or a representative of a corporate shareholder, holding together more than 51% of the outstanding Ordinary Shares and Series C Preferred Shares as if converted to Ordinary Shares, is necessary to constitute a quorum.

Required Votes

     The affirmative vote of the holders of a majority of the Ordinary Shares and Ordinary Shares issuable upon conversion of the Series C Preferred Shares present and voting at the Meeting is required to approve each of the matters upon which the Shareholders will be asked to vote apart from items (ii), (iii),
(vi) and (vii) on page 4. The affirmative vote of the holders of at least 75% of the Ordinary Shares and Ordinary Shares issuable upon conversion of the Series C Preferred Shares present and voting at the meeting is required to approve the matter set out in items (ii), (iii), (vi) and (vii).

Voting and Revocation of Proxies

     Shareholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Ordinary Shares, Units and Preferred Shares represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR the election of each nominee for director named herein, FOR the
      ---                                                         ---
increase in the total number of authorized Ordinary Shares,  FOR an amendment to
                                                            ----
the Company's Articles of Association to effect a reverse stock split, FOR the
                                                                       ---
increase in the total number of options available for grant under the Employee Share Option Plan (1995), FOR the adoption of the CEO Share Option Plan (1999)
                          ---
and grant of certain options pursuant thereto, FOR an amendment to the Company's
                                               ---
Articles of Association entitling holders of Series C Preferred Shares to vote as a separate class to elect one (1) member to the Board of Directors while holders of Ordinary Shares voting as a separate class from Series C Preferred to elect remaining members to the Board of Directors, FOR the change in the name of
                                                   ---
the Company to LanguageWare.net Ltd., and FOR the appointment of the selection
                                          ---
of independent auditors and authorization for the Board of Directors to determine their compensation.

     Any proxy signed and returned by a Shareholder may be revoked at any time before it is voted by filing with the President of the Company, at the address 2864 S. Circle Drive, Suite 500, Colorado Springs, CO 80906, U.S.A., written notice of such revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

Proxy Solicitation

     The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from Shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Ordinary Shares and Units held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Independent Auditors

     The Company has been advised that a representative of Luboshitz, Kasierer & Co., a member firm of Arthur Andersen and the Company's independent auditors for 1998, will not be present at the Meeting.

PROPOSAL 1:   ELECTION OF DIRECTORS

     Directors are to be elected to serve until the next Annual General Meeting or until their successors are elected and qualified. Unless authority to vote is withheld, the proxies will be voted FOR the five (5) nominees named and
                                       ---
described below, all of whom have consented to being named in this proxy statement and to serve if elected. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if, by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The following information is current and correct as of May 3, 1999.

Todd A. Oseth       Mr. Oseth, 37, was appointed President and Chief Executive
                    Officer of the Company on February 6, 1997. He has also served as Chairman of the Company since October 8, 1998.
                    Prior to joining the Company, Mr. Oseth served as Vice
                    President, Business Development of Sony Information
                    Technologies of America. From 1989 to 1995, he served in various senior managerial capacities, including two years as President of Enhanced Memory Systems, Inc., a subsidiary of
                    Ramtron International Corp. He holds a B.S. degree in
                    Electrical Engineering and Computer Science from the
                    University of Minnesota and an M.B.A. degree from the University of St. Thomas.

Esther Dyson        Ms. Dyson, 45, has served as a Director of the Company since
                    June 1996.  Ms. Dyson has been President of EDventure
                    Holdings, Inc., a diversified holding company which publishes newsletters and sponsors conferences for the software industry, for more than the past five years. Ms.
                    Dyson is a member of the advisory boards of the Software
                    Entrepreneurs Forum, the Poynter Institute for Media
                    Studies, the Institute for Research on Learning and the Cyberspace Law Institute. Ms. Dyson is a limited partner of the Mayfield Software Fund. Ms. Dyson is also a Director of
                    Thinking Tools, Inc.

Kaija Poysti        Ms. Poysti, 39, has served as a Director of the Company
                    since May 3, 1999. She currently serves as the business unit manager for Lernout and Hauspie Speech Products, N.V.
                    ("L&H") speech and language consulting and services division and is responsible for managing the development of new services and industries. Prior to joining L&H in November
                    1997, Ms. Poysti worked 15 years as an entrepreneur. During this time she established Trantex, a Finnish localization, training, and Web development company. She sold the company to L&H in 1997. Ms. Poysti was a member of a government-appointed team which developed the IT strategy for Finland, and she is also a member of the board of the Finnish
                    Broadcasting Company YLE. Ms. Poysti holds a M.Sc. from
                    Helsinki University of Technology in Operations Research and
                    Corporate Strategy.

                    Pursuant to a Preferred Stock Purchase Agreement, dated June 4, 1998, between the Company and L&H, whereby L&H purchased 4,000 Series C Preferred Shares for $4 million, the signatories agreed, subject to approval by holders of Ordinary Shares, that the Series C Preferred Shareholders be entitled to vote as a separate class to elect one (1) director and holders of Ordinary Shares, voting as a separate class, be entitled to elect remaining directors. Ms. Poysti currently serves as L&H's designee to the Company's Board of Directors.

Francis Vanderhoydonck   Mr. Vanderhoydonck, 40, has served as a Director of the
                         Company since March 1999. Mr. Vanderhoydonck serves as
                         President and Managing Director of Lernout & Hauspie
                         Investment Company ("LHIC") since its incorporation.
                         Prior to joining LHIC, Francis Vanderhoydonck worked at the Generale Bank, Belgium's largest bank, since 1986 where he became the head of Corporate & Investment
                         Banking in 1995.

Chantal Mestdagh         Ms. Mestdagh, 37, has served as a Director of the
                         Company since March 1999. Ms. Mestdagh joined LHIC at its incorporation as Chief Financial Officer. She was formerly a Senior Audit Manager at KPMG Belgium where she was the audit manager for several public companies including Lernout & Hauspie Speech Products, N.V.

                         Pursuant to a Loan Agreement, dated March 3, 1999, between the Company and LHIC, the Company agreed that LHIC would be entitled to appoint two (2) individuals as interim members of the Company's Board of Directors and that such members would be presented as nominees at the Company's next Annual General and Extraordinary Meeting of Shareholders. Mr. Vanderhoydonck and Ms. Mestdagh currently serve as LHIC's designees to the Company's Board of Directors.

     The Board of Directors recommends a vote FOR the above named nominees.
                                              ---



PROPOSAL 2:       CAPITALIZATION AMENDMENT

   On April 23, 1999, the Board of Directors unanimously adopted a resolution recommending that the shareholders approve an amendment to the Articles of Association of the Company which increases the authorized share capital of the Company by NIS 650,000, divided into 65,000,000 Ordinary Shares, each with a nominal value of NIS 0.01 per share, so that the Company's authorized share capital shall consist of 130,000,000 Ordinary Shares (together with 10,000,000 authorized Preferred Shares).

   The funds raised during 1998 are essentially exhausted and the Company is dependent on new sources of revenue, further cost reduction initiatives, an infusion of additional external capital, or some combination of these actions if it is to have adequate working capital to meet its operating requirements. Any failure on the part of the Company to obtain adequate working capital will have a material adverse impact on the Company and may cause the Company to cease operations.

   As of May 3, 1999, the Company had 29,291,504 Ordinary Shares issued and outstanding. It also had 15,760,357 shares reserved for issuance upon the exercise of outstanding warrants, 3,854,416 shares reserved for issuance upon the exercise of outstanding options and 11,660,452 shares reserved for the conversion of its Series C Preferred Shares or debt convertible into Series C Preferred Shares. Thus, of the current authorized number of Ordinary Shares of 65,000,000, only 4,433,271 shares remained available for further issuance by the Company in pursuit of its business activities.

   Furthermore, the Company has been having discussions with potential financial and strategic investors regarding possible investments in the Company.

   The proposed amendment will give the Company a sufficient number of unreserved and unissued shares to allow the Company to pursue equity financing transactions, strategic alliances or acquisitions, to compensate consultants and employees, and for other transactions which the Board of Directors believes may be in the best interest of the Company's shareholders, including, potentially, the use of equity to satisfy the claims of the Company's creditors. Any unissued authorized shares may be issued in the future by the Board of Directors, without further shareholder approval (except in those situations where shareholder approval is required by applicable laws, regulations, rules or contract), for such corporate purposes as the Board may deem in the best interest of the Company.

   The increase in the authorized shares proposed by the Board is substantial and is designed to provide flexibility to the Company. If, in the future, a significant amount of additional shares are issued, significant dilution of the beneficial ownership interests and/or voting power of the Company's current shareholders will occur.

   Although the Company does not currently contemplate using any of the authorized shares for such purpose, the additional authorized shares could be used for purposes that might be deemed to be in defense of a potential takeover threat. For example, Ordinary Shares could be issued to persons favoring the Board of Directors, thereby making removal of the incumbent Board more difficult and making acquisition of a sufficient number of shares to accomplish a takeover more costly. Moreover, the additional shares could be used as part of a "rights" or "poison pill" plan to deter future takeovers.

Vote Required

  Pursuant to the terms of the Israeli Companies Ordinance, the increase in the share capital by NIS 650,000 divided into 65,000,000 Ordinary Shares, nominal value NIS 0.01 per share, must be approved by 75% of Shares outstanding present and voting at a duly convened meeting of the shareholders of the Company. Consequently, the shareholders of the Company are requested to adopt the following special resolution:

  RESOLVED, that the authorized share capital of the Company be increased by NIS 650,000, divided into 65,000,000 Ordinary Shares, nominal value 0.01 per share, and that the Articles of Association be amended to increase the number of authorized shares by an additional 65,000,000 Ordinary Shares.

            The Board of Directors recommends a vote FOR this proposal.
                                                     ---



PROPOSAL 3:    AMENDMENT TO THE ARTICLES OF ASSOCIATION TO EFFECT A REVERSE
               STOCK SPLIT

   The Board of Directors proposes to obtain authorization from the Shareholders to effect a reverse stock split of the Ordinary Shares in a range from one share for every five shares outstanding to one share for every fifteen shares outstanding. Under the proposal, the Board would be authorized to effect a reverse stock split at any time prior to January 1, 2000; however, the determination of whether or not to effect a reverse stock split, and the timing and the exchange ratio of a reverse stock split, would remain, within the range provided for in the resolution, within the sole discretion of the Board.

   The possible reverse stock split is intended to result in a higher per share market price for the Company's Ordinary Shares that will increase investor interest and eliminate the resistance of brokerage firms.

Reasons for the Reverse Stock Split

     The Board believes that effecting a reverse stock split would be beneficial to the Company and its shareholders. The Board of Directors believes there may be several reasons for effecting a reverse stock split during the remainder of the year in an attempt to enhance investor interest in the Ordinary Shares and to attempt to help the investment community realize the underlying value of the Ordinary Shares. First, the Board of Directors believes that the relatively low per share market price of the Ordinary Shares (currently US$0.18) impairs the acceptability of the Ordinary Shares to institutional investors and other members of the investing public. Theoretically the number of shares outstanding should not, by itself, affect the marketability of the Ordinary Shares, the type of investor who acquires it, or the Company's reputation in the financial community. In practice this is not necessarily the case, as many institutional investors look upon stock price below $10.00 per share as unduly speculative and volatile in nature and, as a matter of policy, avoid investment in such stocks.

   Further, the Board of Directors believes that the current per-share price level of the Ordinary Shares as quoted on the OTC Bulletin Board has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Many brokerage firms also prohibit investors from purchasing on margin stocks that are trading below certain levels.

     The Board also believes that the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced stock. Also, the financial press is less interested in low-price shares. Finally, the low share price may have a negative effect on the potential ability of the Company to raise capital by issuing additional Ordinary Shares or other securities convertible into Ordinary Shares or to undertake merger or acquisition transactions.

   The Board is soliciting Shareholders approval of the reverse stock split at the Annual meeting in order to save the cost and expense as well as time which would be required to hold a special meeting during the year to obtain such approval. Accordingly, the Board of Directors recommends the adoption of the following special resolution by the Shareholders:

   "Resolved, that the Board of Directors be, and hereby is, authorized: (i) to cause the Company to effect a reverse stock split of the Ordinary Shares of the Company at any time prior to January 1, 2000 in such exchange ratio as the Board, in its sole discretion, shall deem advisable; provided, however, that the exchange ratio shall not be less than one Ordinary Share for every five Ordinary Shares outstanding or greater than one Ordinary Share for every fifteen Ordinary Shares outstanding; and provided further, that any fractional share shall be rounded upward to the nearest share. (ii) to take all actions necessary, including the sale of shares on the open market to compensate shareholders for fractional shares, if any, resulting from such reverse stock split; (iii) to increase the par value of the Ordinary Shares of the Company from NIS 0.01 to such value between NIS 0.05 and NIS 0.15 as will correspond to the exchange ratio; and (iv) to amend the Memorandum of Association and Articles of Association, accordingly."

   Whether or not the Board of Directors determines to effect the reverse stock split prior to January 1, 2000 will depend on events and circumstances that exist from time to time during the coming year and whether the reverse stock split is in the best interests of the Company and its shareholders. Such determination shall be based upon various factors, including but not limited to, the likely effect of the reverse stock split on the market price of the Ordinary Shares, the Company's working capital needs in light of the existing and expected marketability and liquidity of the Ordinary Shares, the perceived need for the split in connection with any sale of securities, the cost and expenses associated with effecting the split, and prevailing market conditions. There are no assurances that a reverse split will be consummated.

     It is expected that the filing of any amendments to the Articles of Association of the Company determined by the Board will be made only after ten days' advance written notice of the record date for the reverse stock split has been given to the National Association of Securities Dealers, Inc., in accordance with Rule 10b-17 under the Securities Exchange Act of 1934, as amended.

   While the board believes that the Ordinary Shares will trade at higher prices than those which have prevailed in recent months, there is no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of a reverse stock split since there are numerous factors and contingencies which could affect such price.

Effects of a Reverse Stock Split

     The reverse stock split will not change the proportionate equity interests of the Company's shareholders, nor will the respective voting rights and other rights of shareholders be altered, except for possible immaterial changes due the rounding up of fractional shares to the nearest whole share as described below. Upon effectiveness, the reverse stock split will result in a reduction of the number of Ordinary Shares issued and outstanding with a corresponding decrease in the number of authorized and unissued Ordinary Shares. The Ordinary Shares issued pursuant to the reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

     There will be no dilution of ownership interests of the current Shareholders as compared to the ownership interests immediately prior to the reverse stock split because the number of Ordinary Shares that the Company is authorized to issue will be decreased by the reverse stock split and the nominal value of Ordinary Shares will be proportionately increased by the reverse stock split.

     Upon the date of effectiveness of the reverse stock split ("Effective Date"), all issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the reverse stock split automatically on the Effective Date. The reverse stock split would not affect any shareholders proportionate equity interest in the Company except for those shareholders who would receive an additional Ordinary Share in lieu of fractional shares. None of the rights currently accruing to holders of the Ordinary Shares, or options or warrants to purchase Ordinary Shares, or securities convertible into Ordinary Shares, will be affected by the reverse stock split.

     In addition to outstanding options granted under the Company's stock option plans, the Company also has outstanding warrants to purchase the Company's Ordinary Shares, outstanding debt convertible into Series C Preferred Shares and reserved Ordinary Shares issuable upon conversion of the Series C Preferred Shares currently outstanding or issuable upon conversion of existing debt. Under the terms of the warrants, the debt and the Certificate of Designation of the Series C Preferred Shares, the Reverse Stock Split will effect a reduction in the number of shares and an increase in the price per share of the Company's Ordinary Shares issuable upon exercise of such warrants or conversion of the debt or Series C Preferred Shares, in proportion to the exchange ratio.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock
Certificates

     As soon as practicable after the Effective Date, shareholders will be notified that the reverse stock split has been effected. The Company's transfer agent will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates representing Ordinary Shares issued prior to the reverse stock split ("Old Ordinary Shares"). Holders of Old Ordinary Shares will be asked to surrender to the Exchange Agent certificates representing Old Ordinary Shares in exchange for certificates representing the newly issued Ordinary Shares ("New Ordinary Shares") in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Shareholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

     Until a shareholder forwards a completed letter of transmittal together with certificates representing his, her or its Old Ordinary Shares to the transfer agent and receives a certificate representing New Ordinary Shares, such shareholder's Old Ordinary Shares shall be deemed equal to the number of whole shares of New Ordinary Shares to which each shareholder is entitled as a result of the reverse stock split.

     No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate which, prior to approval of the reverse stock split, represented any Old Ordinary Shares, except that if any certificates of New Ordinary Shares are to be issued in a name other than that in which the certificates for Old Ordinary Shares surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in the proper form for transfer.

Fractional Shares

     No scrip or fractional certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Ordinary Shares not evenly divisible by the exchange number, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to receive one whole Ordinary Share in lieu of a fractional share.

No Dissenters Rights

     Under Israeli law, shareholders are not entitled to dissenter's rights with respect to the proposed Reverse Stock Splits.

Tax Consequences of the Reverse Split

     The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder should consult with such shareholders own tax advisor with respect to the consequences of the reverse split.

Vote Required

     Pursuant to the terms of the Israeli Companies Ordinance, the Amendment to the Articles of Association to effect the reverse stock split must be approved by 75% of the Shares outstanding and present and voting at a duly convened meeting of shareholders of the Company.

          The Board of Directors recommends a vote FOR this proposal.
                                                   ---

PROPOSAL 4:       APPROVAL OF AN INCREASE IN THE TOTAL NUMBER OF OPTIONS TO
                  PURCHASE ORDINARY SHARES WHICH MAY BE GRANTED UNDER THE
                  COMPANY'S EMPLOYEE SHARE OPTION PLAN (1995)

  In order to attract, retain and motivate employees (including officers) who perform for or on behalf of the Company, in May 1995, the Board of Directors of the Company adopted, and the shareholders approved, the Employee Share Option Plan (1995) (the "Employee Share Option Plan"). The Employee Share Option Plan currently authorizes the granting of options to purchase up to 1,875,000 Ordinary Shares, consisting of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code") and options not intended to satisfy the requirements for incentive stock options.

  Stock options have been and will continue to be an important aspect of the compensation arrangements for both existing and new employees. To date, the Company has granted options to purchase 1,687,791 Ordinary Shares under the Employee Share Option Plan and thus only 187,209 options are currently available to be granted thereunder. Thus, the Board of Directors has proposed that the total number of options which may be granted under the Employee Share Option Plan be increased by 625,000 from 1,875,000 to 2,500,000.

Description of the Plan

  The Employee Share Option Plan is administered by a committee of the Board of Directors consisting of at least two directors appointed by the Board of Directors. To serve as a member of the committee, a director must be a "disinterested person" within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended. The committee is vested with complete authority to administer and interpret the Employee Share Option Plan, including determining the persons to whom options will be granted, the number of options to be granted and the terms of such option grants. Current members of the Executive, Audit & Compensation Committee are Esther Dyson and Bob Kutnick.

  Options granted under the Employee Share Option Plan shall be for no more than a ten-year term, provided, however, that options that are intended to qualify as incentive stock options and that are granted to an employee who on the date of grant is a 10% shareholder in the Company or any subsidiary corporation or parent corporation shall be for no more than a five-year term. The exercise price of options granted under the Employee Share Option Plan is determined by the Committee but may not be less than the fair market value of the Ordinary Shares on the date of the grant. In the case of options that are intended to be incentive stock options granted to an employee who, at the date of such grant, is a 10% shareholder in the Company or any subsidiary corporation or parent corporation, the exercise price for such options may not be less than 110% of the fair market value of the Ordinary Shares on the date of such grant. The number of shares covered by an option granted under the Employee Share Option Plan is subject to adjustment for stock splits, mergers, consolidations, reorganizations and recapitalizations. Options are non-assignable except by will or by the laws of descent and distribution. Options which have vested may be exercised at any time until their expiration, so long as the grantee is still employed by the Company. Should the grantee's employment with the Company be terminated, any vested options must be exercised within 90 days of such termination, unless otherwise determined by the Board of Directors of the Company. If the optionee dies, becomes disabled or retires, the right to exercise the option will be determined by the Committee in its sole discretion. The optionee is responsible for all personal tax consequences of the grant and the exercise thereof. For so long as the Company is not a U.S. taxpayer, the Company believes that no tax consequences will result to the Company in connection with the grant or exercise of options pursuant to the Employee Share Option Plan.

Vote Required

  Pursuant to the terms of the Employee Share Option Plan, the increase in the total number of options which may be granted under the Employee Share Option Plan by 625,000 from 1,875,000 to 2,500,000 must be approved by the shareholders of the Company. Consequently, the shareholders of the Company are requested to adopt the following resolution:

  RESOLVED, that the increase of 625,000 in the number of options which may be granted under the Company's Employee Share Option Plan (1995), from 1,875,000 to 2,500,000, is hereby approved.

          The Board of Directors recommends a vote FOR this proposal.
                                                   ---



PROPOSAL 5:    ADOPTION OF THE COMPANY'S CEO SHARE OPTION PLAN (1999) AND GRANT
               OF CERTAIN OPTIONS

  In order to attract, retain and motivate the Company's Chief Executive Officer, in April 1999, the Board of Directors of the Company adopted, subject to shareholder approval, the CEO Share Option Plan (1999) (the "CEO Share Option Plan"). The CEO Share Option Plan authorizes the granting of options to purchase up to 2,000,000 Ordinary Shares, consisting of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code") and options not intended to satisfy the requirements for incentive stock options.

Description of the Plan

  The following description of the CEO Share Option Plan is qualified in its entirety by reference to the full text of the CEO Share Option Plan, which is attached to this Proxy Statement as Annex A. If approved by the shareholders, the CEO Share Option Plan will be administered by the Executive, Audit & Compensation Committee of the Board of Directors

  Options granted under the CEO Share Option Plan shall be for no more than a ten-year term, provided, however, that options that are intended to qualify as incentive stock options and that are granted to an employee who on the date of grant is a 10% shareholder in the Company or any subsidiary corporation or parent corporation shall be for no more than a five-year term. The exercise price of options granted under the CEO Share Option Plan is determined by the Committee but may not be less than the fair market value of the Ordinary Shares on the date of the grant. In the case of options that are intended to be incentive stock options granted to the CEO who, at the date of such grant, is a 10% shareholder in the Company or any subsidiary corporation or parent corporation, the exercise price for such options may not be less than 110% of the fair market value of the Ordinary Shares on the date of such grant. The number of shares covered by an option granted under the CEO Share Option Plan is subject to adjustment for stock splits, mergers, consolidations, reorganizations and recapitalizations. Options are non-assignable except by will or by the laws of descent and distribution. Options which have vested may be exercised at any time until their expiration, so long as the grantee is still employed by the Company. Should the grantee's employment with the Company be terminated, any vested options must be exercised within 90 days of such termination, unless otherwise determined by the Board of Directors of the Company. If the optionee dies, becomes disabled or retires, the right to exercise the option will be determined by the Committee in its sole discretion. The optionee is responsible for all personal tax consequences of the grant and the exercise thereof. For so long as the Company is not a U.S. taxpayer, the Company believes that no tax consequences will result to the Company in connection with the grant or exercise of options pursuant to the CEO Share Option Plan.

  If the CEO Share Option Plan is approved by the shareholders, the Executive, Audit & Compensation Committee intends to immediately grant up to 1,812,000 options to the Company's current CEO, Todd A. Oseth. The Executive, Audit & Compensation Committee also contemplates that these options will be granted with a provision that any unvested options will immediately vest upon a change in control of the Company. As a condition to the immediate grant of options to Mr. Oseth under the CEO Share Option Plan, the Committee will require the exchange and cancellation of all unexercised options previously granted to Mr. Oseth under the Company's Employee Share Option Plan (1995).

Vote Required

  Pursuant to Israeli law, all director compensation and changes thereof must be approved by the shareholders. Consequently, the shareholders of the Company are requested to adopt the following resolution:

  RESOLVED, that the adoption of the Company's CEO Share Option Plan (1999), as set forth in Annex A, is approved, and the immediate grant of up to 1,812,000 options to the Company's current CEO, Todd A. Oseth, is also approved.

          The Board of Directors recommends a vote FOR this proposal.
                                                   ---



PROPOSAL 6:    AMENDMENT TO THE ARTICLES OF ASSOCIATION TO ENTITLE THE HOLDERS
               OF THE COMPANY'S SERIES C PREFERRED SHARES TO ELECT ONE MEMBER OF
               THE BOARD OF DIRECTORS

  In May 1998, the Company executed a Preferred Share Purchase Agreement with Lernout & Hauspie Speech Products, N.V. under which the Company issued 4,000 shares of its Series C Preferred shares, face value US$1,000. Under the Certificate of Designation governing the preferences, voting rights, and qualifications of the Series C Preferred, the Series C Preferred are convertible into a number of the Company's Ordinary Shares obtained by dividing the face value of the Series C Preferred shares to be converted by US$0.45. The Series C Preferred are convertible at any time, at the option of the holders, into an aggregate of 8,888,889 Ordinary Shares. As of May 3, 1999 no shares of the Series C Preferred had been converted into Ordinary Shares.

  Under the terms of the Series C Preferred Certificate of Designation, and except with respect to the election of the Company's Board of Directors and as otherwise required by law, the holders of the Series C Preferred have the right to vote with the holders of the Ordinary Shares as a single class on all matters with a number of votes equal to the number of Ordinary Shares into which the Series C Preferred shares are convertible. Except with respect to the election of the Company's Board of Directors, the holders of the Series C Preferred shares have 8,888,889 votes on all matters submitted to the holders of the Company's Ordinary Shares.

  In the Series C Preferred Certificate of Designation, the Company has undertaken to amend its Articles of Association, in the form attached to this Proxy Statement as Annex B, to entitle the holders of the Company's Series C Preferred shares to elect one member of the Board of Directors voting as a separate class from the Ordinary Shares, while allowing the Ordinary Shares to elect the remaining directors voting as a separate class from the Series C
Preferred shares.   Also, the agreed upon amendment to the Articles of
Association will provide that any vacancies on the Board of Directors would be filled only by the holders of the capital stock of the class originally electing the directors whose seat is vacant, and that the right of the holders of the Series C Preferred to elect one director shall continue for as long as the holders hold all or part of the Series C Preferred or at least 25% of the Ordinary Shares issued upon conversion of the Series C Preferred.

Vote Required

  Pursuant to the terms of the Israeli Companies Ordinance, the Amendment to the Articles of Association to entitle the holders of the Series C Preferred shares to elect one director must be approved by 75% of the Shares outstanding and present and voting at a duly convened meeting of shareholders of the Company. Consequently, the shareholders of the Company are requested to adopt the following special resolution:

  RESOLVED, that the Articles of Association be amended in the form attached to this Proxy Statement as Annex B, to reflect the terms of the Certificate of Designation of Series C Preferred shares that entitles the holders of the Series C Preferred shares to elect one member of the Company's Board of Directors voting as a class separate from the holders of the Company's Ordinary Shares and entitles the holders of the Company's Ordinary Shares to elect the remaining authorized members of the Company's Board of Directors voting as a class separate from the Series C Preferred Shares.

          The Board of Directors recommends a vote FOR this proposal.
                                                   ---



PROPOSAL 7:   CHANGE OF NAME

Reasons for a Change of Name

  The major restructuring undertaken within the last two years has significantly changed the Company's direction and focus. The proposed name, LanguageWare.net, Ltd., or a name with a .net extension, would better reflect the Company's movement toward Internet products and services.

  The Company's older products and services are no longer being sold, but for years many customers identified the company with its "Accent" product line. The name recognition for Accent and its product line released in 1996 serves little value for our current customers and shareholders. Accent's new products and services have very little in common with the old product line and management feels a change in name would help previous customers understand the Company's change of direction. In addition, a new customer base could be developed without explaining the shift away from the historical product line.

  Management is aware that one drawback to a name change is lack of name recognition within the industry. Management feels, however, that with appropriate marketing, this obstacle will be surmounted.

Vote Required

  Pursuant to the terms of the Israeli Companies Ordinance, the change in the name of the Company must be approved by 75% of the Shares outstanding and present and voting at a duly convened meeting of shareholders of the Company. Consequently, the shareholders of the Company are requested to adopt the following special resolution:

  RESOLVED, that the name of the Company be changed to "LanguageWare.net Ltd." or such other similar name as shall be determined by the Board of Directors and approved by the Israeli Registrar of Companies.

          The Board of Directors recommends a vote FOR this proposal.
                                                   ---

PROPOSAL 8:  APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends that the shareholders appoint Luboshitz, Kasierer & Co., a member firm of Arthur Andersen, certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for 1999, and to authorize the Board of Directors of the Company to determine the level of compensation of the independent auditors. Luboshitz, Kasierer & Co. served as the Company's independent auditors for the year ended December 31, 1998.

          The Board of Directors recommends a vote FOR this proposal.
                                                   ---



DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The directors and executive officers of the Company as of the date of this filing and their respective ages and positions with the Company are set forth below. Biographical information for those officers not included on page 7 and 8 is also set forth below. The officers hold office until the next Annual Meeting or until their successors are appointed by the Board of Directors.

Name                          Age      Position
----                          -------  --------
Todd A. Oseth                 37       President, Chief Executive Officer and Director
Esther Dyson                  45       Director
Francis Vanderhoydonck        40       Director
Chantal Mestdagh              37       Director
Kaija Poysti                  39       Director
Robert V. Antoniazzi          43       Vice President - Marketing

Bob Antoniazzi has been Vice President of Marketing for the Company since June 1997. Prior to joining the Company, he was the Managing Director and Co-founder of GlobalKey Inc., an Internet-based secure communications technology developer and provider. In addition, he has served in senior sales, marketing, and general management positions for several start-up companies to establish their European offices and operations.



INFORMATION CONCERNING THE BOARD OF DIRECTORS AND BOARD COMMITTEES

                            Meetings and Committees

     During 1998, the Board of Directors held 15 meetings and took actions by unanimous consent 15 times. Mark Tebbe missed 4 meetings while still on the board, Esther Dyson missed 2 meetings and Bob Kutnick missed 3 meetings after being appointed to the board. All other members attended all of the meetings.

     There were a number of changes to the board within the last year. Roger Cloutier resigned from the board on October 8, 1998, and Bob Rosenschein and Mark Tebbe resigned January 26, 1999, to pursue other personal and business commitments. Bob Kutnick was appointed to the Board on July 30, 1998 as the Lernout & Hauspie Speech Products representative after its June 1998 investment.

Additionally, Francis Vanderhoydonck and Chantal Mestdagh were appointed on March 3, 1999 as the Lernout & Hauspie Investment Company representatives after its March 3, 1999 short-term loan to the Company. Bob Kutnick resigned from the Board of Directors on May 3, 1999 and Kaija Poysti was appointed by the Board to replace Mr. Kutnick until the next annual meeting of the company's shareholders.

     During 1998, the Board of Directors combined its three special committees into one Executive, Audit and Compensation Committee. The members appointed to this committee were Roger Cloutier, Esther Dyson and Mark Tebbe. Upon the resignations of Roger Cloutier and Mark Tebbe, Bob Kutnick was appointed to this committee.

     The current members of the Executive, Audit and Compensation Committee are Esther Dyson and Kaija Poysti. This committee met one time during 1998 while Roger Cloutier and Mark Tebbe were still members. The role of the committee is:

     1) To be a board level resource for the management of the Company between formal board meetings and from time to time, to take on other tasks that were delegated by the full Board.

     2) To recommend to the Board independent auditors for the Company, to review financial statements and transactions between the Company and interested parties, to analyze and review internal audit procedures and controls.

     3) To determine and review the compensation of the Company's executive officers, and to establish and review the Company's employee benefit plans and to present and make recommendations to the Board. To administer the Company's share option grants and the terms associated with each of the grants under the Company's share option plans.

The Board of Directors does not have a nominating committee. Nominees for the Board of Directors are selected by the entire Board.



PRESENT BENEFICIAL OWNERSHIP OF ORDINARY SHARES

         Security Ownership of Certain Beneficial Owners and Management

     Set forth below is certain information with respect to the beneficial ownership of the Company's voting securities as of May 3, 1999 by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Series C Preferred Shares and Ordinary Shares and Units, all of which comprise the Company's voting securities, (ii) each director and named executive officer of the Company and (iii) all executive officers and directors of the Company as a group. As of May 3, 1999, there were 4,000 Series C Preferred Shares outstanding convertible at any time into 8,888,889 Ordinary Shares and 29,291,504 Ordinary Shares outstanding (including 2,000 Ordinary Shares that are part of Units).

                                                                           Amount and Nature of
                                                                           Beneficial Ownership
                                                                         ------------------------
Name of Beneficial Owner/1//2/                                           Number                    Percent
------------------------------                                           ------                    -------
Lernout & Hauspie Speech Products, N.V
    Sint- Krispijnstraat 7                                               13,333,333/3/               31.3%
    8900 Ieper, Belgium

Lernout & Hauspie Investment Company                                     5,871,563/4/                16.7%

                                                                           Amount and Nature of
                                                                           Beneficial Ownership
                                                                         ------------------------
Name of Beneficial Owner/1/(2/                                                    Number             Percent
-----------------------------------------------------------------------  ------------------------  -----------
   Sint- Krispijnstraat/7/
   8900 Ieper, Belgium

Todd A. Oseth                                                                         890,666/5/          3.0%

Kaija Poysti                                                                           50,000/6/          0.2%
   Sint- Krispijnstraat/7/
   8900 Ieper, Belgium

Chantal Mestdagh                                                                         * /7/              0%
   Sint- Krispijnstraat/7/
   8900 Ieper, Belgium

Francis Vanderhoydonck                                                                  *  /8/              0%
   Sint- Krispijnstraat/7/
   8900 Ieper, Belgium

Esther Dyson                                                                           52,000/9/          0.2%
  Edventure Holdings, Inc.
  104 Fifth Avenue
  New York, New York  10011

Robert Antoniazzi                                                                     171,667/10/         0.6%

All Executive Officers and Directors as a Group                                     1,164,333/11/         3.8%
  (6 persons)
-----------------------------------------------------------------------

/1/ Unless otherwise indicated the address of each beneficial owner identified is 2864 South Circle Drive, Suite 500, Colorado Springs, Colorado 80906.
/2/ Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or Series C Preferred Shares convertible into Ordinary Shares that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days of May 3, 1999 have been exercised or converted.
/3/ Assumes conversion of 4,000 Series C Preferred Shares into 8,888,889 Ordinary Shares and includes warrants to purchase an aggregate of 4,444,444 Ordinary Shares.
/4/ Includes warrants to purchase 3,000,000 Ordinary Shares; options to purchase 100,000 Ordinary Shares granted to two of its employees who sit on the Company's Board of Directors(Ms. Mestdagh and Mr. Vanderhoydonck); and assumes conversion of debt of $600,000 into 2,771,563 Series C Preferred Shares which would be convertible at any time into 2,771,563 Ordinary Shares.
/5/ Includes options to purchase 874,666 Ordinary Shares representing the exercisable portion of options granted to Mr. Oseth by the Board of Directors that are the subject to shareholder approval.
/6/ Includes options to purchase 50,000 Ordinary Shares. Ms. Poysti is a Business Unit Manager of and the designee to the Company's Board of Directors for Lernout & Hauspie Speech Products, N.V. Ms. Poysti disclaims beneficial ownership of the equity securities owned by Lernout & Hauspie Speech Products, N.V.
/7/ Ms. Mestdagh is the Chief Financial Officer of and one of the two designees to the Company's Board of Directors for Lernout & Hauspie Investment Company. In connection with being appointed to the Board of Directors, Ms. Mestdagh was granted options to purchase 50,000 Ordinary Shares, the options of which have been issued in the name of

     Lernout & Hauspie Investment Company in accordance with Belgian law. Ms. Mestdagh disclaims beneficial ownership of the equity securities owned by Lernout & Hauspie Investment Company.
(8) Mr. Vanderhoydonck is the President and Managing Director of and one of the two designees to the Company's Board of Directors for Lernout & Hauspie Investment Company. In connection with being appointed to the Board of Directors, Mr. Vanderhoydonck was granted options to purchase 50,000 Ordinary Shares, the options of which have been issued in the name of Lernout & Hauspie Investment Company in accordance with Belgian law. Mr. Vanderhoydonck disclaims beneficial ownership of the equity securities owned by Lernout & Hauspie Investment Company.
(9)  Includes options to purchase 52,000 Ordinary Shares.
(10) Includes options to purchase 171,667 Ordinary Shares.
(11) Includes options to purchase 1,148,333 Ordinary Shares.

     As of April 16, 1999, Cede & Co. held of record 27,739,529 Ordinary Shares and Units (approximately 95% of the total number of Ordinary Shares outstanding including Ordinary Shares which are part of Units). Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.



EXECUTIVE COMPENSATION

                                 Summary Compensation Table

     The following table sets forth information in respect to the compensation of the Chief Executive Officer and the Company's other most highly compensated executive officer who had annual compensation in 1998 in excess of $100,000.

                                                                     Long-Term
                                                                   Compensation
                                                                      Awards
                                                                  ---------------
                                        Annual Compensation          Number of
                                   -----------------------------    Securities
                                                    Other Annual    Underlying        All Other
                             Year   Salary   Bonus  Compensation      Options       Compensation
                             ----  --------  -----  ------------  ---------------  ---------------
Todd A. Oseth                1998  $199,998  $   -            $0       812,000/1/             -
  President & CEO            1997  $181,153  $   -            $0       350,000/1/      $102,905/2/

Robert V. Antoniazzi         1998  $120,000  $   -            $0        45,000                -
  Vice President, Marketing  1997  $90,000   $   -            $0        40,000                -

--------------------------------------------------------------

(1) Options to purchase 812,000 Ordinary Shares were granted Mr. Oseth by the Board of Directors subject to the approval by shareholders of the proposal to adopt the CEO Share Option Plan (1999) referred to earlier in this Proxy Statement. Mr. Oseth will forfeit the options to purchase 350,000 Ordinary Shares upon approval by shareholders of the proposal to adopt the CEO Share Option Plan (1999).
(2) Includes reimbursement of expenses associated with the relocation of Mr. Oseth's household in accordance with his employment agreement.

     The following table sets forth information concerning individual grants of stock options made pursuant to the Company's Employee Share Option Plan (1995) and CEO Share Option Plan (1999) during 1998 to each of the named executive officers and the potential realizable value for the stock options based on future appreciation assumptions. There can be no assurance that the values shown in this table will be achieved. No stock appreciation rights ("SARs") were granted in 1998.

                             Option Grants in 1998

                                                                                                       Potential Realizable Value at
                                                                                                           Assumed Annual Rates of
                                  Number of             % of Total                                        Stock Price Appreciation
                          Securities Underlying     Options Granted      Exercise                             for Option Term(2)
                              Options Granted         to Employees        Price          Expiration    -----------------------------
                                        (#)              in 1998           ($)              Date             5% ()     $ 10%($)
                          ---------------------     ---------------      --------        ---------     -------------   -------------
Todd A. Oseth                        812,000/1/             47.5%          $0.34         5/23/2003         $76,276          $168,550
Robert V. Antoniazzi                  45,000                 2.6%          $0.34         5/23/2003         $ 4,227          $  9,341
--------------------------

(1) The options granted to Mr. Oseth in calendar year 1998 by the Board of Directors to purchase 812,000 Ordinary Shares is subject to the approval of shareholders as described in the proposal to adopt the CEO Share Option Plan (1999) referred to earlier in this Proxy Statement.

(2) Amounts reported in these columns show hypothetical gains that may be realized upon exercise of the options, assuming the market price of common stock appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based upon rules promulgated by the SEC. Actual gains, if any, depend on the future performance of the Company's Ordinary Shares and overall market conditions.

     The following table summarizes for each of the named executive officers, the total number of unexercised outstanding options to purchase Ordinary Shares as of December 31, 1998, and the aggregate dollar value of unexercised in-the-money options to purchase Ordinary Shares, if any, held by them at December 31, 1998. The value of unexercised in-the-money options at fiscal year-end is the difference between the exercise price of such options and the market value of the underlying Ordinary Shares at the close of business on December 31, 1998. Since the exercise price of $0.34 was greater than the December 31, 1998 market value, which was $0.16 per share, the amounts shown in the table are $0. None of the named executive officers exercised any options to purchase Ordinary Shares in 1998.

                                           Number of Securities                      Value of Unexercised
                                         Underlying Unexercised                       In-the-Money Options
                                         Options/SARs at Fiscal                         Fiscal Year-End
                                                 Year-End                            ---------------------
                                       -------------------------------
     Name                              Exercisable        Unexercisable        Exercisable        Unexercisable
Todd A. Oseth                             270,667             541,333                  $0                  $0
Robert V. Antoniazzi                       43,333              15,000                  $0                  $0


     In May 1998, the Company's Board of Directors approved a repricing of all employee stock options outstanding under the Company's Employee Share Option Plan (1995). The following table sets forth information concerning the repricing of stock options held by each named executive officer:

                       TEN-YEAR OPTION REPRICING IN 1998

                                              Securities                                                         Length of
                                              underlying       Market price                                   original option
                                               number of        of stock at   Exercise price     New           term remaining
                                               options           time of        at time of     Exercise          at date of
           Name                   Date        repriced (#)     repricing ($)    repricing ($)    price ($)        repricing
--------------------------    -----------    -------------     -------------  ---------------  -----------    ---------------
Robert V. Antoniazzi
Vice President Marketing          5/24/98          40,000              $0.34            $1.63        $0.34         3.7 years

Employment Agreements

     The Company has an employment agreement with Todd A. Oseth for a three-year term beginning on February 6, 1997, which is terminable upon three months notice at the option of the Company. The agreement provides that Mr. Oseth will receive an annual salary of $200,000, together with employee benefits granted by the Company to its senior managerial personnel. The agreement contains provisions prohibiting Mr. Oseth from competing with the Company for a two-year period following termination of employment and requiring him not to disclose confidential or proprietary information of the Company for a six-year period following termination of employment.

                                 Compensation of Directors

     All Directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. The Company has also agreed to reimburse non-employee directors for their reasonable out-of-pocket expenses incurred in performing various services on behalf of the Company.

     In addition, the Company has granted to its non-employee directors options to purchase Ordinary Shares pursuant to the Company's Non-Employee Share Option Plan (1998). Under the Non-Employee Share Option Plan (1998), (i) each non-employee who served as a director of the Company upon adoption of the Non-Employee Share Plan (1998) automatically received an initial grant of immediately vested options equal to the number of options which had been granted under the Non-Employee Share Option Plan (1995), which plan was replaced by the Non-Employee Share Option Plan (1998) in May 1998, (ii) each non-employee who served as a director of the Company upon adoption of the Non-Employee Share Plan
(1998) automatically received an initial grant of options to purchase 25,000 Ordinary Shares which vested six (6) months after the date of grant, (iii) each non-employee who became a member of the Board of Directors after the adoption of the Non-Employee Share Option Plan (1998) automatically received an initial grant of options to purchase 50,000 Ordinary Shares, vesting one year from the date of grant and (iv) upon each anniversary of an initial grant, each non-employee who served as a director of the Company automatically received an annual grant of options to purchase 25,000 Ordinary Shares, vesting six months after the date of grant. Options granted under the Non-Employee Share Option Plan (1998) are for a five-year term.

     As of May 3, 1999, there are 600,000 Ordinary Shares reserved for issuance under the Company's Non-Employee Share Options Plan (1998). To date, options to purchase 202,000 Ordinary Shares have been granted under the Company's Non-Employee Share Option Plan (1998).

                 Certain Relationships and Related Transactions

     On March 3, 1999, L&H Investment Company, N.V. ("LHIC"), an affiliate of Lernout & Hauspie Speech Products, N.V. which is a beneficial owner of more than 5% of the Company's Ordinary Shares, made a short term loan to the Company in the amount of $600,000. The loan matures on June 30, 1999 and accrues interest at an annual percentage rate equal to four (4) percent above the prime rate as determined by the Wall Street Journal. Upon maturity the principal of the short-term loan can be converted, at the option of LHIC, into Series C Preferred Shares of the Company at a price per share of eighty-five percent (85%) of the average closing bid price of the Company's Ordinary Shares for twenty (20) trading days prior to March 12, 1999. Accrued interest is due and payable upon maturity. Additionally, in connection with the short-term loan the Company issued to LHIC three million warrants to purchase Ordinary Shares of the Company at a price equal to the average trading price for twenty (20) trading days prior to March 3, 1999.

     The Company believes that the transaction referred to above was on terms no less favorable to the Company than terms that could have been obtained from unrelated third parties. Any future transactions between the Company and affiliated parties will be approved by a majority of the independent and disinterested directors, and under certain circumstances, by the audit committee or the shareholders, and will be on terms no less favorable than those that could have been obtained from unrelated third parties.



REPORT OF THE COMPENSATION AND SHARE OPTION
COMMITTEE OF THE BOARD OF DIRECTORS

     During 1998, the Compensation and Share Option Committee of the Board of Directors was composed of Esther Dyson and Bob Kutnick, both independent, outside directors. The Compensation and Share Option Committee was responsible for overseeing and administering executive compensation decisions, for administering the Company's Employee Share Option Plans, and for making option grants to employees of the Company thereunder. During 1999, the duties and responsibilities of the Compensation and Share Option Committee are being assumed by a combined Executive, Audit and Compensation Committee whose current members are Esther Dyson and Kaija Poysti (the "Committee").

     Executive compensation decisions are made by the Committee and are designed to serve the interest of the Company and its shareholders and to encourage and reward management initiative and good performance. Specifically, executive compensation decisions are made to:

     (1) implement compensation practices which allow the Company to attract and retain highly qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

     (2) enhance the compensation potential of executives who are in the best position to contribute to the development and success of the Company by providing the flexibility to compensate individual performance; and

     (3) directly align the interests of the executives with the long-term interest of the shareholders and the Company through compensation opportunities in the form of share option grants vesting over a three-year period.

     These objectives are met through a combination of base salary, annual cash incentive awards based upon the annual operating performance of the Company, and long-term incentive opportunities which, to date, have been in the form of incentive share option grants.

Salary

     The Committee considers, on an annual basis, salary for the Company's executive officers, including those named in the Summary Compensation Table. Any salary adjustments are designed to reflect internal comparability and organizational considerations, as well as competitive data provided by independent external information.

Incentive Awards

     Executive officers are eligible for cash awards annually based upon financial and non-financial results. For the year ended December 31, 1998, no cash incentive awards were granted. Any cash incentive awards during 1999 will be based upon pre-established performance targets and objectives.

Share Option Grants

     Executive officers may receive grants of options pursuant to the Company's Employee Share Option Plan (1995), described earlier in this proxy statement. See "PROPOSAL 4: FOR AN INCREASE

IN THE TOTAL NUMBER OF OPTIONS TO PURCHASE
ORDINARY SHARES WHICH MAY BE GRANTED UNDER THE COMPANY'S EMPLOYEE SHARE OPTION PLAN (1995)".

Share Option Repricing

     In May 1998 in recognition of service to the Company during a period of financial hardship, all outstanding options previously granted under the Employee Share Option Plan (1995) to all persons who were currently employed by the Company were repriced to the then existing market price of $0.34 per share. Vesting periods and length of option terms remained substantially unchanged from the original grants.

Chief Executive Officer Compensation

     During 1998, Todd Oseth received annual compensation as President and Chief Executive Officer, pursuant to the terms of an employment agreement, as set forth in the Summary Compensation Table.

                    THE COMPENSATION AND SHARE OPTION COMMITTEE

                         Esther Dyson (Chairperson)
                         Bob Kutnick

Compensation Committee Interlocks and Insider Participation

     Ms. Dyson and Mr. Kutnick each served as a member of the Compensation and Share Option Committee. Neither Ms. Dyson nor Bob Kutnick served as a member of the compensation committee of another entity so as to create any compensation committee interlock or served as an officer of the Company or any of its subsidiaries so as to create any insider participation.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers, directors and greater than 10% beneficial shareholders, the Company believes that during the year ended December 31, 1998, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.


Shareholder Return Performance Graph*

                     Index       Index                                    Month        Closing      Closing     Closing
                     Accent     Russell       Russell                     Ended         Stock       Russell     Russell
                                 2000        Technology               (not beg. mo)     Price        2000        Tech.
       7/20/95       $ 5.17      295.00       115.47                      7/20/95      100.00       100.00       100.00
       7/31/95        $6.00      299.72       122.92                      7/31/95      116.13       101.60       106.45
       8/31/95        $6.33      305.31       124.95                      8/31/95      122.58       103.49       108.21
       9/30/95        $7.00      310.38       129.88                      9/30/95      135.48       105.21       112.48
      10/31/95        $6.45      296.25       123.06                     10/31/95      124.77       100.42       106.57
      11/30/95       $11.67      308.58       130.90                     11/30/95      225.81       104.60       113.36
      12/31/95       $10.45      315.97       122.65                     12/31/95      202.19       107.11       106.22
       1/31/96       $10.67      315.38       116.29                      1/31/96      206.45       106.91       100.71
       2/28/96       $15.11      324.93       127.52                      2/28/96      292.52       110.15       110.44
       3/31/96       $17.11      330.77       124.94                      3/31/96      331.23       112.13       108.20
       4/30/96       $19.55      348.28       142.64                      4/30/96      378.45       118.06       123.53
       5/31/96       $21.17      361.85       153.99                      5/31/96      409.68       122.66       133.36
       6/30/96       $20.50      346.61       132.10                      6/30/96      396.77       117.49       114.40
       7/31/96       $15.38      316.00       112.21                      7/31/96      297.58       107.12        97.18
       8/31/96       $12.88      333.88       121.40                      8/31/96      249.19       113.18       105.14
       9/30/96       $13.75      346.39       133.19                      9/30/96      266.13       117.42       115.35
      10/31/96        $7.88      340.57       129.14                     10/31/96      152.42       115.45       111.84
      11/30/96        $8.13      354.11       137.17                     11/30/96      157.26       120.04       118.79
      12/31/96        $6.38      362.61       138.89                     12/31/96      123.39       122.92       120.28
       1/31/97        $7.44      369.45       143.80                      1/31/97      143.95       125.24       124.53
       2/28/97        $4.13      360.05       126.23                      2/28/97       79.84       122.05       109.32
       3/31/97        $2.19      342.56       111.32                      3/31/97       42.34       116.12        96.41
       4/30/97        $1.88      343.00       112.65                      4/30/97       36.29       116.27        97.56
       5/31/97        $2.06      380.76       137.02                      5/31/97       39.92       129.07       118.66
       6/30/97        $1.72      396.37       138.13                      6/30/97       33.27       134.36       119.62
       7/31/97        $1.56      414.48       152.98                      7/31/97       30.24       140.50       132.48
       8/31/97        $2.50      423.43       159.68                      8/31/97       48.39       143.54       138.29
       9/30/97        $2.66      453.82       166.15                      9/30/97       51.41       153.84       143.89
      10/31/97        $2.34      433.26       148.83                     10/31/97       45.36       146.87       128.89
      11/30/97        $1.72      429.92       144.45                     11/30/97       33.27       145.74       125.10
      12/31/97        $0.44      437.02       140.26                     12/31/97        8.47       148.14       121.47
       1/31/98        $0.45      430.05       139.89                      1/31/98        8.77       145.78       121.15
       2/28/98        $0.66      461.83       153.03                      2/28/98       12.70       156.55       132.53
       3/31/98        $0.59      480.68       154.97                      3/31/98       11.49       162.94       134.21
       4/30/98        $0.47      482.89       159.92                      4/30/98        9.07       163.69       138.49
       5/31/98        $0.44      456.62       144.03                      5/31/98        8.47       154.79       124.73
       6/30/98        $0.50      457.39       147.20                      6/30/98        9.68       155.05       127.48
       7/31/98        $0.44      419.75       133.07                      7/31/98        8.47       142.29       115.24
       8/31/98        $0.22      337.95       102.79                      8/31/98        4.23       114.56        89.02
       9/30/98        $0.28      363.59       117.04                      9/30/98        5.44       123.25       101.36
      10/31/98        $0.28      378.16       126.10                     10/31/98        5.44       128.19       109.21
      11/30/98        $0.19      397.75       141.92                     11/30/98        3.63       134.83       122.91
      12/31/98        $0.16      421.96       157.04                     12/31/98        3.02       143.04       136.00
       1/31/99        $0.25      427.22                                   1/31/99        4.84       144.82
       2/28/99        $0.25      392.26                                   2/28/99        4.84       132.97
       3/31/99        $0.18      397.63                                   3/31/99        3.48       134.79
       4/30/99
       5/31/99
       6/30/99
       7/31/99
       8/31/99
       9/30/99
      10/31/99
      11/30/99
      12/31/99


     The following graph compares the cumulative total shareholder return of the Ordinary Shares against the cumulative total return of the Russell 2000 Index and the Russell 2000 Technology Index for the period commencing as of the close of trading on July 20, 1995 (the effective date of the registration of the Ordinary Shares under Section 12 of the Exchange Act). As the Ordinary Shares began trading on July 21, 1995, the price of the Ordinary Shares in the graph below as of the close of trading on July 20, 1995 is assumed to be the initial public offering price.

     The graph assumes that $100 was invested July 20, 1995 in each of the Ordinary Shares, the Russell 2000 Index and the Russell 2000 Technology Index and that all dividends, if any, were reinvested. Figures for the Company have been restated to show the effect of the 3 for 2 stock split in June, 1996.



Comparison of Total Return of Accent, Russell 2000 Index and Russell 2000 Technology Index

                             [CHART APPEARS HERE]


     The chart is presented in accordance with the requirements of the U.S. securities laws. Shareholders are cautioned against drawing any conclusion from the data contained therein, as past results are not necessarily indicative of future performance. This chart in no way reflects the Company's forecast of future financial performance.



ANNUAL REPORT

     A copy of the Company's Annual Report to Shareholders is being furnished to shareholders on or about May 13, 1999, with this Proxy Statement.


                           PROPOSALS BY SHAREHOLDERS

     Proposals that Shareholders wish to include in the Company's Proxy Statement and form of proxy for presentation at the Company's 2000 Annual Meeting of Shareholders that meet the requirements of the Securities and Exchange Commission relating to shareholders' proposals must be received by the Company at 2864 S. Circle Dr., Suite 500, Colorado Springs, CO 80906,
Attention:  Todd Oseth, President, no later than December 31, 1999.


                         By Order of the Board of Directors


                         Todd A. Oseth
                         President

                                    ANNEX A


                         CEO SHARE OPTION PLAN (1999)

                              A. NAME AND PURPOSE

     1.    Name:  This plan, as amended from time to time, shall be known as the
           ----
Accent Software International Ltd. CEO Share Option Plan (1999) (the "Plan").

     2.    Purpose:  The purpose and intent of the Plan is to provide
           -------
incentives to the CEO of Accent Software International Ltd. (the "Company") or of any parent corporation or subsidiary corporation of the Company (each as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code")) ("Affiliates") now existing or subsequently formed or acquired by providing him with opportunities to purchase shares in the Company, pursuant to the Plan that was approved by the Board of Directors of the Company.

                  B. GENERAL TERMS AND CONDITIONS OF THE PLAN

     3.    Administration:
           ---------------

     3.1 The Plan will be administered by a Share Option Committee (the "Committee"), which will consist of such number of Directors of the Company (not less than two (2) in number), as may be fixed from time to time by the Board of Directors of the Company. The Board of Directors shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused. All members of the Committee shall be disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     3.3 Subject to the general terms and conditions of this Plan, the Committee shall have full authority in its discretion, from time to time and at any time, to determine (i) the persons to whom Option Awards (as hereinafter defined) shall be granted ("Grantees"), (ii) the number of shares to be covered by each Option Award, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Option Awards may be exercised and on which such shares shall be paid for, and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. In determining the number of shares covered by the Option Awards to be granted to each Grantee, the Committee shall consider, among other things, the Grantee's salary and the duration of the Grantee's employment by the Company.

     3.4 The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option Award granted thereunder.

     3.5 The interpretation and construction by the Committee of any provision of the Plan or of any Option Award thereunder shall be final and conclusive unless otherwise determined by the Board of Directors.

     4.    Eligible Grantees:
           ------------------

     4.1 No Option Award may be granted pursuant to this Plan to any person serving as a member of the Committee at the time of the grant.

     4.2 Subject to this limitation and any restriction imposed by applicable law, Option Awards may be granted to any Chief Executive Officer of the Company or an Affiliate, whether or not a Director of the Company or Affiliate ("CEO"). The grant of an Option Award to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other share incentive or share option plan of the Company or any of its subsidiaries.

     5.    Trustee:  The Option Awards and/or shares in the Company which will
           -------
be issued upon the exercise of the Option Awards may be held in trust, by a trustee (the "Trustee"). The Trustee shall hold the same pursuant to the Company's instructions from time to time. The Trustee shall not use the voting rights vested in such shares and shall not exercise such rights in any way whatsoever, except in cases when, at its discretion and after consulting with the Committee, the Trustee believes that the said rights should be exercised for the protection of the Grantees as a minority among the Company's shareholders.

     6.    Reserved Shares:  The Company has reserved 2,000,000 authorized but
           ---------------
unissued Ordinary Shares (nominal value NIS 0.01 per share) of the Company for purposes of the Plan, subject to adjustment as provided in paragraph 11 hereof. Any shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant through Option Awards under the Plan.

     7.    Option Awards:
           --------------

     7.1 The Committee in its discretion may award to Grantees options to purchase shares in the Company available under the Plan ("Option Awards"). The Plan is intended to be a Section 102 Employee Option Plan within the meaning of the Israel Income Tax Ordinance (New Version). The Option Awards granted under the Plan are intended to be either incentive share options ("Incentive Options") within the meaning of Section 422 of the Code, or options ("Non-Qualified Options"). The Company makes no warranty, however, as to the qualification of any Option Award as an Incentive Option. Option Awards may be granted at any time after this Plan has been approved by the Board of Directors of the Company (or prior to this Plan being so approved, provided that the grant of such Option Awards is made subject to such approval) and the shares reserved for the Plan effectively created. The date of grant of each Option Award shall be the date specified by the Committee at the time such award is made.

     7.2 The instrument granting an Option Award shall state, inter alia, the number of shares covered thereby, the dates when it may be exercised (subject to Section 9.1), the option price, the schedule on which such shares may be paid for and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

     8.    Option Prices:
           --------------

     8.1 The price per share covered by each Option Award shall be 100% of the fair market value of each share as determined by the Committee on the date of grant, or such other percentage as determined by the Committee; provided,
                                                                ---------
however, that in the case of an Incentive Option granted to a CEO who, at the
-------
time such Incentive Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any subsidiary corporation or parent corporation, the purchase price for each share shall be not less than one hundred ten percent (110%) of the fair market value per share at the date the Option Award is granted. In determining the share ownership of a CEO for any purpose under the Plan, the rules of
Section 424(d) of the Code
shall be applied, and the Committee may rely on representations of fact made to it by the CEO and believed by it to be true..

     9.    Exercise of Option Award:
           -------------------------

     9.1 Option Awards shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan;

provided, however, that in no event shall an Incentive Option be exercisable
-----------------
after the expiration of ten (10) years from the date such Option Award is granted; provided, further, that in the case of an Incentive Option granted to a
         -----------------
person who, at the time such Incentive Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any subsidiary corporation or parent corporation of the Company, such Incentive Option shall not be exercisable after the expiration of five (5) years from the date such Incentive Option is granted.

     9.2 An Option Award, or any part thereof, shall be exercisable by the Grantee's signing and returning to the Company at its principal office (and to the Trustee, where applicable), a "Notice of Exercise" and a Share Incentive Agreement (the "Agreement") in such form and substance as may be prescribed by the Committee from time to time.

     9.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of paragraph 10 hereof, if any Option Award, or any part thereof, has not been exercised and the shares covered thereby not paid for within ten (10) years after the date of grant (or any other period set forth in the instrument granting such Option Award pursuant to Section 7), such Option Award, or such part thereof, and the right to acquire such shares shall terminate, all interests and rights of the Grantee in and to the same shall expire, and, in the event that in connection therewith any shares are held in trust as aforesaid, such trust shall expire and the Trustee shall thereafter hold such shares in an unallocated pool until instructed by the Company that some or all of such shares are again to be held in trust for one or more Grantees.

     9.4 Except as otherwise provided under the Code, to the extent that the aggregate fair market value of shares for which Incentive Options (under all share option plans of the Company and of any parent corporation or subsidiary corporation of the Company) are exercisable for the first time by a CEO during any calendar year exceeds one hundred thousand dollars ($100,000), such Option Awards shall be treated as Non-Qualified Options. For purposes of this limitation, (a) the fair market value of shares is determined as of the time the Option Award is granted and (b) options will be taken into account in the order in which they were granted.

     9.5 Each payment for shares under an Option Award shall be in respect of a whole number of shares, shall be effected in cash or by a cashier's or certified check payable to the order of the Company, or such other method of payment acceptable to the Company as determined by the Committee, and shall be accompanied by a notice stating the number of shares being paid for thereby.

     10.   Termination of Employment:
           --------------------------

     10.1  In General:  Subject to the provisions of paragraph 10.2 hereof, if a
           ----------
Grantee should, for any reason, cease to be employed by the Company, all of his rights, if any, in respect of all Option Awards granted to him under the Plan which are not yet exercisable on the date of the cessation of employment shall terminate and, unless otherwise determined by the Board of Directors of the Company, all of his rights in respect of such Option Awards which are exercisable on the date of the cessation of employment, but are not exercised within 90 days after such cessation of employment, shall terminate upon the expiration of such 90 day period. In the event of resignation or discharge of a Grantee from the employ of the Company or a subsidiary thereof, his or her employment shall, for the purposes of this paragraph 10.1, be deemed to have ceased upon the delivery to the Company of notice of resignation or the delivery to the employee of notice of discharge, as the case may be, irrespective of the effective date of such resignation or discharge. In the event the employment of a Grantee is terminated by the Company for cause, such Grantee shall not be entitled to exercise the Option Awards subsequent to the time of delivery of the notice of discharge.

     10.2  Death, Disability, Retirement:  Anything herein to the contrary
           ----------------------------
notwithstanding: If a Grantee should die, or if a Grantee is unable to continue to be employed by the Company by reason of becoming incapacitated while in the employ of the Company as a result of an accident or illness or other cause which is approved by the Committee, or if a Grantee should retire, such Grantee shall, subject to approval of the Committee (which shall not be unreasonably withheld), continue to enjoy rights under the Plan on such terms and conditions as the Committee in its discretion may determine.

     11.   Adjustments:  Upon the happening of any of the following described
           -----------
events, a Grantee's rights to purchase shares under the Plan shall be adjusted as hereinafter provided;

     11.1 In the event the Ordinary Shares of the Company shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, recapitalization or the like, the Ordinary Shares of the Company shall be exchanged for other securities of the Company or of another corporation, each Grantee shall be entitled, subject to the conditions herein stated, to purchase such number of Ordinary Shares or amount of other securities of the Company or such other corporation as were exchangeable for the number of Ordinary Shares of the Company which such Grantee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange.

     11.2 In the event that the Company shall issue any of its Ordinary Shares or other securities as bonus shares (stock dividend) upon or with respect to any shares which shall at the time be subject to a right of purchase by a Grantee hereunder, each Grantee upon exercising such right shall be entitled to receive (for the purchase price payable upon such exercise), the shares as to which he or she is exercising such right and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares (stock dividend) were declared, and such amount of shares and the amount of cash in lieu of fractional shares, as is equal to the shares which he would have received had he been the holder of the shares as to which he is exercising his right at all times between the date of the granting of such right and the date of its exercise.

     11.3 Upon the happening of any of the foregoing events, the class and aggregate number of Ordinary Shares issuable pursuant to the Plan (as set forth in paragraph 6, hereof), in respect of which Option Awards have not yet been granted, shall also be appropriately adjusted to reflect the events specified in paragraphs 11.1 and 11.2 above.

     11.4 The Committee shall determine the specific adjustments to be made under this paragraph 11, and its determination shall be conclusive.

     12.   Assignability and Sale of Shares:
           --------------------------------

     12.1 No shares purchasable hereunder which were not fully paid for, shall be assignable or transferable by the Grantee. For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of a Grantee's rights in respect of Option Awards or shares purchasable pursuant to the exercise thereof upon the death of such Grantee to his estate or other successors by operation of law or will, whose rights therein shall be governed by paragraph 10.2 hereof.

     12.2 No Option Award may be transferred other than by will or by the laws of descent and distribution, and during the Grantee's lifetime an Option Award may be exercised only by him.

     13.   Securities Act of 1933:  By his exercise of an Option Award
           ----------------------
hereunder, the Grantee agrees not to sell, transfer or otherwise dispose of any of the shares so purchased by him except in compliance with the United States Securities Act of 1933, as amended, and the rules and regulations thereunder and the Grantee further agrees that all certificates evidencing any of such shares shall be appropriately legended to reflect such restriction. The Company does not obligate itself to register any shares under the United States Securities Act of 1933, as amended.

     14.   Term and Amendment of the Plan:
           -------------------------------

     14.1 The Plan was adopted by the Board of Directors of the Company on May 15, 1995, and shall expire on May 14, 2005 (except as to Option Awards outstanding on that date). This Plan was approved on May 15, 1995 by a majority of the Company's shareholders in accordance with Regulation 240.16b-3(b) promulgated under the Exchange Act.

     14.2 The Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect except that, without the prior approval of the Shareholders of the Company: (i) the total number of Ordinary Shares which may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 11 hereof) and (ii) the provisions of paragraph
4.1 regarding the eligibility may not be modified. In no event may any action of the Company alter or impair the rights of a Grantee, without his consent, under any Option Award previously granted to him.

     15.   Continuance of Employment:  Neither the Plan nor the Agreement shall
           -------------------------
impose any obligation on the Company or a subsidiary thereof (to the extent there shall be one or more), to continue any Grantee in its employ, and nothing in the Plan or in any Option Award granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company or a subsidiary thereof, or restrict the right of the Company or a subsidiary thereof, to terminate such employment at any time.

     16.   Governing Law:  The Plan and all instruments issued thereunder or in
           -------------
connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

     17.   Application of Funds:  The proceeds received by the Company from the
           --------------------
sale of shares pursuant to Option Awards granted under the Plan will be used for general corporate purposes of the Company or any subsidiary thereof.

     18.   Tax Consequences:  Any tax consequences arising from the grant or
           ----------------
exercise of any Option Award, from the payment for shares covered thereby or from any other event or act (of the corporation that employs the Grantee or the Grantee) hereunder, shall be borne solely by the Grantee. Furthermore, the Grantee shall agree to indemnify the corporation that employs the Grantee and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

                                    ANNEX B

              Amendment to the Company's Articles of Association


Note: This proposed amendment assumes that Proposal No. 2 (CAPITALIZATION AMENDMENT) shall be approved by the shareholders.

1. Articles 5(a) and 5(b) shall be deleted in their entirety and replaced with the following:

     "(a) The capital of the Company is NIS 1,300,000, divided into 130,000,000 (one hundred thirty million) Ordinary Shares with a nominal value of NIS
     0.01 each and 10,000,000 (ten million) Series C Preferred Shares with a nominal value of NIS 0.01 each. The Series C Preferred Shares shall have the preferences and rights set forth in the Certificate of Designations, Preferences and Rights of Series C Preferred Shares."

     "(b) Except as otherwise set forth in these Articles, each one of the Ordinary Shares shall entitle its owner to receive notices of and to attend general meetings and to one vote at the general meeting, and each Series C Preferred Shares shall entitle its owner to receive notices of and to attend general meetings and to one vote for each Ordinary Share into which such Series C Preferred Shares would then be convertible at the general meeting."

2.   The following shall be added as Article 5(e):

     "(e) Notwithstanding anything in these Articles to the contrary, as long as the original holders hold all or part of the Series C Preferred Shares or at least 25% of the Ordinary Shares issued upon conversion of the Series C Preferred Shares , the holders of Series C Preferred Shares shall be entitled to elect, voting as a separate class, one (1) individual to the Board of Directors. The holders of Series C Preferred Shares shall not be entitled to vote or participate on an as converted basis in the vote on the election of any other directors. Any vacancies on the Board of Directors shall be filled only by the holders of the share capital of the class originally electing the directors whose seat is vacant."

REVOCABLE PROXY

                      ACCENT SOFTWARE INTERNATIONAL, LTD.
                    Solicited by the Board of Directors for
           Annual General and Extraordinary Meeting of Shareholders
                                 June 25, 1999

     The undersigned holder of ordinary shares of Accent Software International, Ltd., an Israel corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual General and Extraordinary Meeting of Shareholders dated May 13, 1999, and, revoking any proxy heretofore given, hereby appoints Todd A. Oseth and Robert Antionazzi, and each of them, with full power to each of substitution as attorneys and proxies to appear and vote all shares of ordinary shares of the Company registered in the name(s) of the undersigned and held by the undersigned of record as of May 3, 1999, at the Annual General and Extraordinary Meeting of Shareholders of the Company to be held at the Sheraton Colorado Springs Hotel, 2886 S. Circle Drive, Colorado Springs, Colorado, U.S.A., on June 25, 1999, at 10:00 a.m., and at any postponements and adjournments thereof, upon the following items as set forth in the Notice of Annual Meeting and to vote according to their discretion on all other matters which may be properly presented for action at the meeting. All properly executed proxies will be voted as indicated.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING ITEMS:

        (1)   To elect as directors the nominees listed below.

              ____ FOR ALL nominees listed below (except as marked to the contrary).
              ____  WITHHOLD AUTHORITY to vote for all nominees listed below.

Instruction:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

              Todd A. Oseth, Esther Dyson, Kaija Proysti, Francis
              Vanderhoydonck, Chantal Mestdagh

        (2) To increase authorized share capital by New Israel Shekels (NIS) 650,000, divided into 65,000,000 Ordinary Shares with nominal value NIS 0.01 each, following which the total number of authorized Ordinary Shares shall be 130,000,000 by approving a corresponding amendment to the Company's Memorandum of Association and Articles of Association.

              ____   FOR       ____  AGAINST       ____  ABSTAIN

        (3) (i) To approve a reverse stock split of the Company's outstanding shares on such ratio (a one-for-seven basis, a one-for-ten basis or a one-for-fifteen basis) as the Board of Directors shall determine; (ii) to approve a corresponding increase in the nominal value of the Company's Ordinary Shares from NIS 0.01 (to NIS 0.07, NIS 0.10 or NIS 0.15, depending on the ratio of the reverse stock split determined by the Board of Directors); and (iii) to approve amendments to the Memorandum of Association and Articles of Association to reflect these matters; such reverse stock split to take place at the sole discretion of the Board Directors at any time prior to January 1, 2000.

           ____   FOR       ____  AGAINST       ____  ABSTAIN

     (4) To increase the number of options to purchase Ordinary Shares which may be granted under the Employee Share Option Plan (1995) by 625,000, from 1,875,000 to 2,500,000.

           ____   FOR       ____  AGAINST       ____  ABSTAIN

     (5) To approve the adoption of the CEO Share Option Plan (1999) and the grant of certain options pursuant thereto.

           ____   FOR       ____  AGAINST       ____  ABSTAIN

     (6) To approve an amendment to the Company's Articles of Association that will (i) authorize the holders of Series C Preferred Shares to elect, voting as a separate class, one (1) individual to the Board of Directors while allowing holders of Ordinary Shares to elect remaining directors voting as a separate class from Series C Preferred; (ii) require any vacancies on the Board of Directors to be filled only by the holders of the capital stock of the class originally electing the directors whose seat is vacant, and (iii) reflect that the right of the holders of the Series C Preferred to elect one director shall continue for as long as the holders hold all or part of the Series C Preferred or at least 25% of the Ordinary Shares issued upon conversion of the Series C Preferred.

           ____   FOR       ____  AGAINST       ____  ABSTAIN


     (7) To approve a change in the name of the Company to "LanguageWare.net Ltd." or such other similar name as shall be determined by the Board of Directors and approved by the Israeli Registrar of Companies.

           ____   FOR       ____  AGAINST       ____  ABSTAIN


     (8) To appoint Luboshitz, Kasierer & Co., a member firm of Arthur Andersen, as independent auditors, and to authorize the Board of Directors to determine their level of compensation.

           ____   FOR       ____  AGAINST       ____  ABSTAIN

     (9) In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or matters incidental to the conduct of the meeting.

           ____   FOR       ____  AGAINST       ____  ABSTAIN


THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 9. THIS PROXY WHEN

PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE IT WILL BE VOTED "FOR" PROPOSALS 1 THROUGH 9.



     WITNESS my hand this _______ day of ____________________, 1999.



               Name and Address of              (Please sign exactly as name appears hereon.
               Company Shareholder(s)           When signing as attorney, executor,
                                                administrator, trustee or guardian, give full
                                                title as such.  If a corporation, please
                                                affix corporate seal.  If a partnership,
                                                please sign in partnership name by authorized
                                                persons.  If joint tenants, each joint tenant
                                                should sign.)

                                                ----------------------------------------------

                                                ----------------------------------------------
                                                Signature of Shareholder(s)


WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.



I/WE DO ____ DO NOT ___ EXPECT TO ATTEND THIS ANNUAL MEETING OF SHAREHOLDERS.